UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 6, 2006

RIGEL PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

0-29889	94-3248524
(Commission File No.)	(IRS Employer Identification No.)

1180 Veterans Boulevard

South San Francisco, CA 94080

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (650) 624-1100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01. Notice Of Delisting Or Failure To Satisfy A Continued Listing Rule Or Standard; Transfer Of Listing.

(a)   Nasdaq Notice of Technical Listing Violation Received; Violation Has Been Fully Corrected.

On October 5, 2006, the board of directors of Rigel Pharmaceuticals, Inc. (the “Company”) appointed Gary A. Lyons, an existing director, to the Company’s audit committee to fill the vacancy left by the recent resignation of Alan D. Frazier.  Subsequently on October 5, 2006, the Company received written notice from Nasdaq indicating that the Company was out of compliance with Nasdaq’s audit committee requirement as set forth in Marketplace Rule 4350(d)(2). This notification was due to the Company’s audit committee only having two members during the period between Mr. Frazier’s resignation on September 29, 2006, and Mr. Lyon’s appointment on October 5, 2006.

As a result of Mr. Lyon’s appointment, the Company’s audit committee is now comprised of three independent directors and the Company is in compliance with Marketplace Rule 4350(d)(2).  In its letter dated October 5, 2006, Nasdaq agreed that the Company had gained compliance and that the matter is closed.

The Company’s audit committee took no formal action between the date of Mr. Frazier’s resignation and Mr. Lyon’s appointment.

Item 9.01.            Financial Statements And Exhibits.

(d)           Exhibits.

Exhibit No.	Description

99.1	Press Release, dated October 6, 2006, entitled “Rigel Adds Third Independent Director to Audit Committee.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RIGEL PHARMACEUTICALS, INC.

Dated: October 6, 2006
	By:	/s/ DOLLY A. VANCE
Dolly A. Vance
Vice President, General Counsel
and Corporate Secretary

Exhibit No.	Description

99.1	Press Release, dated October 6, 2006, entitled “Rigel Adds Third Independent Director to Audit Committee.”